                                                                   EXHIBIT 10.27



                                  April, 1995

                             ONCOGENE SCIENCE, INC.


                                      and


                               CIBA-GEIGY Limited



                            COLLABORATIVE AGREEMENT
                               relating to TGF-Beta3

           THIS AGREEMENT is made as of the 19th day of April, 1995.

                                    BETWEEN

                               CIBA-GEIGY LIMITED

                 of Klybeckstrasse 141, 4002 Basel, Switzerland

                   (hereinafter referred to as "CIBA-GEIGY")

                                      AND

                             ONCOGENE SCIENCE, INC.

                      of 106 Charles Lindbergh Boulevard,

                      Uniondale, New York 11553-3649, USA

                (hereinafter referred to as "ONCOGENE SCIENCE")

WHEREAS:

(A) ONCOGENE SCIENCE has know-how and rights to TGF-Betas and has applied for patent rights to certain novel proteins, including TGF-Beta3.

(B) By a License Agreement dated the 1st April, 1991 (the "1991 Agreement") made between ONCOGENE SCIENCE and PFIZER INC. ("PFIZER"), ONCOGENE SCIENCE granted to PFIZER the exclusive right to manufacture, have manufactured, use and sell products containing TGF-Beta3 for a range of indications including the Licensed Indications as hereinafter defined.

(C) By an Addendum to the 1991 Agreement made between ONCOGENE SCIENCE and PFIZER on the 17th April, 1995, PFIZER surrendered to ONCOGENE SCIENCE all the rights relating to TGF-Beta3 granted to PFIZER pursuant to the 1993 Agreement subject only to the reservation in favour of CIBA-GEIGY of those rights granted to CIBA-GEIGY under the Agreement dated the 11th August, 1993, between ONCOGENE SCIENCE, CIBA-GEIGY and PFIZER ("the 1993 Agreement").

(D) CIBA-GEIGY wishes to take an exclusive license direct from ONCOGENE SCIENCE to manufacture, have manufactured, use and sell products containing the Compound (as defined in Clause 1.3) for the Licensed Indications (as defined in Clause 1.5) and ONCOGENE SCIENCE is willing to grant such a license to CIBA-GEIGY in substitution for the license granted to it under the 1993 Agreement on the terms and conditions hereinafter appearing.

(E) The parties have agreed that the 1993 Agreement shall be terminated and replaced by this Agreement as from the date of its execution and delivery by both parties.
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(F)  CIBA-GEIGY also wishes to have the opportunity to acquire from ONCOGENE
     SCIENCE a license to manufacture, use and sell products containing TGF-Beta3 and other TGF-Betas for all other indications not now included in the Licensed Indications.

(G)  CIBA-GEIGY has developed a process for the manufacture of certain
     TGF-Betas.

(H) ONCOGENE SCIENCE wishes to have the right to buy such TGF-Betas from CIBA-GEIGY and, subject as hereinafter mentioned, CIBA-GEIGY is willing to supply TGF-Betas to ONCOGENE SCIENCE on the terms hereinafter appearing.


NOW IT IS HEREBY AGREED as follows:

1.   DEFINITIONS

     The following terms where used in this Agreement shall, unless the context clearly indicates to the contrary, have the meanings set out below:

     1.1 "Affiliate" shall mean with respect to each party or a licensee or sub-licensee, any legal entity that directly or indirectly controls, is controlled by or is under common control with, such party, licensee or sub-licensee, but only for so long as such control shall continue. One entity shall be deemed to control another entity if such entity has the power to direct or cause the direction of the management or policies of the other entity.

     1.2 "Combination Product" shall mean a Product containing the Compound in combination with one or more therapeutically active ingredients.

     1.3 "Compound" shall mean transforming growth factor Betas ("TGF-Betas") as described in the OSI Patents.

     1.4 "Know-How" shall mean all information and material, technical data and other know-how invented, developed or acquired by, or under the control of any party hereto and which directly relates to the Compound or the Product, or to the development, manufacture or use of the same, including but not limited to chemical data, toxicological and other pre-clinical data, product forms and formulations, control assays and specifications and methods of preparation and stability data, all such data belonging to one party constituting that party's confidential information. "CG Know-How" and "OSI Know-How" shall mean that Know-How belonging respectively to CIBA-GEIGY and ONCOGENE SCIENCE. For the avoidance of doubt, the OSI Know-How shall be deemed to include the PFIZER Know-How as defined in the 1993 Agreement.

     1.5 "Licensed Indications" shall mean (1) oral mucositis arising from the use of chemotherapy or radiation therapy in the treatment or prevention of cancer, and (2) topical or local (as opposed to systemic) application of the Products including, but not limited to, the healing of soft tissue wounds however caused, and the treatment of ophthalmic conditions and psoriasis, but excluding topical application in the





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
          gastrointestinal tract in the treatment or prevention of cancer or the management of side effects or adverse reactions arising from the use in the treatment or prevention of cancer of chemotherapy or radiation therapy; and also (3) all other indications deemed to be included in the Licensed Indications pursuant to Clause 5.8.

     1.6 "Major Country" shall mean any one of the following countries: the United States of America, France, Germany, Italy, the United Kingdom.

     1.7 "Net Sales" shall mean the invoice price billed to Third Parties on the sale of the Products, less:
          (i)       trade and/or quantity discounts;
          (ii) sales, value added or other excise taxes paid on the sale of the Products;
          (iii) amounts repaid or credited by reason of purchase chargebacks, rebates, rejections or returns;
          (iv) charges for freight, handling and transportation separately billed; and
          (v) rebates (including, but not limited to, all governmental and managed health care rebates and hospital performance incentive programme chargebacks).
          all to the extent actually allowed, accrued or taken, and as determined in accordance with CIBA-GEIGY's standard accounting procedures.

          In the case of Products which are Combination Products the parties will negotiate in good faith and agree on an equitable method of calculating the Net Sales having regard to the Net Sales of Products which are not Combination Products and the value of the active ingredient or ingredients other than the Compound.

     1.8 "OSI Patents" shall mean all of ONCOGENE SCIENCE's right, title and interest in and to the patents relating to TGF-Betas set out in
          Schedule 1 hereto and corresponding foreign patents or applications therefor, together with any patents issuing on the said applications, or any addition, continuation, continuation-in-part, division, reissue, renewal or extension based thereon (including any supplementary protection certificate ("SPC") based on the said patents).

     1.9 "CG Patents" shall mean all of CIBA-GEIGY's right, title and interest in and to patents relating to processes for the manufacture of TGF-Betas including the Patents set out in Schedule 2 hereto and corresponding foreign patents or applications therefor, together with any patents issuing on the said applications, or any addition, continuation, continuation-in-part, division, reissue, renewal or extension based thereon (including any SPC based on the said patents).

     1.10 "Third Party Patents" shall mean the patents set out in Schedule 3 hereto and corresponding foreign patents or applications therefor, together with any patents issuing on the said applications, or any addition, continuation, continuation-in-part, division, reissue, renewal or extension based thereon (including any SPC based on the said patents).

     1.11 "Products" shall mean pharmaceutical preparations containing the Compound designed for administration to human beings which fall within the scope of the claims of the OSI Patents.





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     1.12 "Territory" shall mean all countries of the world.

     1.13 "Third Party" shall mean any person or legal entity, whether or not incorporated, other than any of the parties hereto or their respective Affiliates or CIBA-GEIGY's sub-licensees.

     1.14 "Year" shall mean a period of 12 calendar months commencing on the 1st January.

     1.15 "Half Year" shall mean a period of six calendar months commencing on the 1st January or the 1st July in any Year.

2.   GRANT

     2.1 In consideration of the covenants on the part of CIBA-GEIGY hereinafter contained, ONCOGENE SCIENCE hereby grants to CIBA-GEIGY an exclusive license, with the right to grant sub-licenses, under the OSI Patents and OSI Know-How, the right to manufacture, use and sell the Products for the Licensed Indications within the Territory.

     2.2 ONCOGENE SCIENCE warrants that it is free to enter into this Agreement and to carry out all the obligations on its part contained herein.

     2.3 Within 30 days from the date hereof, ONCOGENE SCIENCE will deliver to CIBA-GEIGY such of the OSI Know-How as is in written form and is relevant to the Compound and Licensed Indications.

     2.4 ONCOGENE SCIENCE will pursue applications for the OSI Patents with reasonable diligence and will notify CIBA-GEIGY as and when patents are granted on the said applications.

     2.5 If ONCOGENE SCIENCE should decide to abandon any of the OSI Patents it shall notify CIBA-GEIGY, and CIBA-GEIGY shall have the right to take an assignment of the OSI Patent or Patents in question.

3.   SUPPLY OF TGF-Betas

     3.1 CIBA-GEIGY warrants that it owns or has rights to the CG Patents and that it is free to enter into this Agreement and to carry out the obligations on its part contained herein.

     3.2 CIBA-GEIGY warrants that it is the licensee under the Third Party Patents which entitles it to manufacture TGF-Betas without infringing such patents.

     3.3 (a) CIBA-GEIGY agrees to establish processes for the manufacture of TGF-Beta3 and of such other TGF-ps as shall be agreed from time to time between itself and ONCOGENE SCIENCE, and, subject as hereinafter mentioned, agrees to supply to ONCOGENE SCIENCE, and ONCOGENE SCIENCE agrees to purchase from





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
          CIBA-GEIGY the quantities of TGF-Betas required by it for research and development purposes.

          (b) ONCOGENE SCIENCE acknowledges that it is its present intention to purchase, and, subject as hereinafter mentioned, shall purchase from CIBA-GEIGY, and CIBA-GEIGY shall supply, the quantities of TGF-Betas required by ONCOGENE SCIENCE for commercial purposes. If ONCOGENE SCIENCE should decide not to purchase its commercial requirements of TGF-Betas from CIBA-GEIGY as from or at any time subsequent to the date of commercial launch of the Products, it shall give CIBA-GEIGY not less than 36 months' prior notice in writing of that decision. Upon expiry of such notice ONCOGENE SCIENCE shall be relieved of its obligation to purchase, and CIBA-GEIGY shall be relieved of its obligation to supply, such commercial requirements.

          (c) For the avoidance of doubt, it is agreed by the parties that CIBA-GEIGY shall not be required to manufacture or supply TGF-Betas pursuant to this Agreement if by so doing it would be liable to suit for infringement or contributory infringement of the intellectual property rights of a Third Party.

          (d) The processes to be developed by CIBA-GEIGY pursuant to this Clause shall initially be adequate to meet the requirements of itself and its sub-licensees, of ONCOGENE SCIENCE, and the licensees of ONCOGENE SCIENCE, for research and development purposes and clinical trials as foreseen at the date of this Agreement. It is the intention of CIBA-GEIGY to scale up such processes to meet the estimated future requirements of itself and ONCOGENE SCIENCE for commercial quantities of the Compound. Should it fail to do so, or if processing capacity should prove to be inadequate to meet all ONCOGENE SCIENCE actual requirements and CIBA-GEIGY should be unwilling to invest in additional capacity, it agrees if so requested to grant a license to ONCOGENE SCIENCE under the CG Patents and CG Know-How to produce the Compound on terms to be negotiated in good faith, the financial terms to be reasonable having regard to the cost of supplies of the Compound as at the date of the license negotiations, the cost to ONCOGENE SCIENCE of procuring the grant of licenses for any parts of the process covered by Third Party Patents, and the estimated production costs of ONCOGENE SCIENCE. CIBA-GEIGY will also provide reasonable assistance to ONCOGENE SCIENCE with plant design and operations so far as its resources permit.

          (e) CIBA-GEIGY will notify ONCOGENE SCIENCE promptly should it decide not to scale up manufacture of the Compound or to discontinue manufacture thereof. For a period of 36 months following such notification, unless a shorter period should be agreed in writing by the parties hereto, CIBA-GEIGY shall continue to supply the Compound to ONCOGENE SCIENCE in accordance with the arrangements hereinafter set out, it being understood, however, that CIBA-GEIGY shall not be obliged to produce quantities of the Compound for its own consumption and for supply to ONCOGENE SCIENCE in excess of the production capacity available to it at the time of such notification.





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          (f)  Upon the request of ONCOGENE SCIENCE to be made in writing not less than one year in advance of the date when such supplies are required, CIBA-GEIGY will manufacture and store for ONCOGENE SCIENCE, and ONCOGENE SCIENCE will purchase and pay storage for up to a one-year supply of Compound as projected in the ordinary course of business. In the event that CIBA-GEIGY is unable to supply the Compound to ONCOGENE SCIENCE for a period of 90 days by reason of force majeure or otherwise, it will use all commercially reasonable endeavours to have an alternative plant for the production of the Compound validated within one year from the date of cessation of supply.

     3.4 The ex-works price at which CIBA-GEIGY shall supply the Compound to ONCOGENE SCIENCE for use for pre-clinical and clinical purposes shall be equal to CIBA-GEIGY's cost of manufacture, including overheads, calculated in accordance with its standard accounting practices ("Manufacturing Cost"), freight, transport and insurance charges incurred in delivering the material to the purchasing party, and royalties to third parties for bulk material, but shall exclude any profit element.

     3.5 (a) The ex-works price at which and all other terms and conditions on which CIBA-GEIGY shall supply the Compound for the manufacture of products for subsequent sale shall be negotiated by the parties in good faith prior to the date of commencement of supply. However, if the parties should be unable to reach agreement on price during such negotiations then the price shall be equal to the Manufacturing Cost, plus any freight, transport and insurance charges incurred by CIBA-GEIGY in shipping the Compound to ONCOGENE SCIENCE plus an amount equal to eight per cent (8%) of ONCOGENE SCIENCES' and its licensees' Net Sales. In the latter case, payments shall be calculated and paid as mentioned in Clause 3.5(c).

          (b) Payment for the said supplies shall be made by ONCOGENE SCIENCE in two installments, as follows:

               (i) the first installment, being an amount equal to the Manufacturing Cost, plus freight, transport and insurance charges, shall be paid within thirty (30) days of the end of the month in which the supplies are delivered;

               (ii) the second installment, being an amount equal to eight per cent (8%) of ONCOGENE SCIENCE's and its licensees' Net Sales of the Products and/or of the Compound during each Half Year, shall be paid within sixty (60) days of the end of such Half Year.

          (c) Notwithstanding the provisions hereinbefore contained, if CIBA-GEIGY's weighted average Manufacturing Cost per gram of Compound supplied to ONCOGENE SCIENCE in any Year, expressed as a percentage (the "Actual Percentage") of ONCOGENE SCIENCE's weighted average Net Sales Value per active gram of Product sold by ONCOGENE SCIENCE and its licensees in the same Year should be less than four per cent (4%), then, in addition to the amounts mentioned in Clause 3.5(b), ONCOGENE SCIENCE shall pay to CIBA-GEIGY a percentage of its and its licensees Net Sales equal to one half of the difference between four per cent (4%) and the Actual Percentage. For the purposes of this calculation,





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
          the Net Sales Value per active gram shall be determined by dividing the Net Sales of ONCOGENE SCIENCE and its licensees by the number of grams and/or parts of a gram of the Compound contained in the quantities of the Product sold. (An example of a calculation using hypothetical figures is set out in Schedule 4 hereto.)

          Such payment shall be made at the same time as the second payment due under Clause 3.5(b)(ii) in respect of the Half Year ending on the 31st December of that Year.

          (d) ONCOGENE SCIENCE shall be entitled to have CIBA-GEIGY's cost of manufacture and overhead confirmed by an independent firm of accountants to which CIBA-GEIGY has no reasonable objection, but not more than once in any Year PROVIDED HOWEVER that such firm of accountants shall only report to ONCOGENE SCIENCE the amount of such costs, including overheads, and shall keep confidential all other information acquired in the course of the examination.

          (e) ONCOGENE SCIENCE shall supply to CIBA-GEIGY within 60 days of the end of each Half Year a statement showing the Net Sales during such Half Year of Products produced from the Compound.

          (f) ONCOGENE SCIENCE shall keep accurate records in sufficient detail to enable the price of the Compound to be calculated and shall maintain such records for a period of two Years after the end of the period to which they relate. CIBA-GEIGY shall be entitled to have such records examined during normal working hours by an independent firm of accountants to which ONCOGENE SCIENCE has no reasonable objection (but not more than once in any one Year) so as to verify the correctness of any royalty payment PROVIDED HOWEVER that such firm of accountants shall only report to CIBA-GEIGY the correct amount of net sales, and shall keep confidential all other information acquired in the course of such examination.

          (g) Not later than the end of each Year ONCOGENE SCIENCE will supply to CIBA-GEIGY an estimate of its requirement of the Compound during the ensuing three Years, and will update this estimate at six-monthly intervals. CIBA-GEIGY will notify ONCOGENE SCIENCE within 30 days of receipt of such estimate if it will be unable to supply the whole or any part of the requirements mentioned in such estimate.

          (h) Together with the three-year estimate, ONCOGENE SCIENCE will deliver to CIBA-GEIGY firm orders for its requirements of the Compound not less than twelve (12) months in advance of the required date of delivery. CIBA-GEIGY shall fulfill such orders provided that the quantifies specified therein do not exceed those quantities contained in the previous estimate for the same period and provided that CIBA-GEIGY has not previously advised ONCOGENE SCIENCE that it will be unable to supply all or part of such quantities.

          All other terms of supply and purchase shall be negotiated by the parties in good faith.

     3.6 Apart from material supplied for research purposes and for the Licensed Indications, CIBA-GEIGY will not during the life of the OSI Patents supply the Compound to any





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
          Third Party without the prior consent of ONCOGENE SCIENCE, provided that such consent shall not be unreasonably withheld or delayed.

     3.7 It is a condition precedent to the performance by the parties hereto of their respective obligations under this Agreement that CIBA-GEIGY shall have delivered copies of the License Agreements under the Third Party Patents to ONCOGENE SCIENCE.

4.   DEVELOPMENT

     4.1 Subject as herein mentioned, CIBA-GEIGY will pursue the development of the Products for the Licensed Indications wound healing, psoriasis and oral mucositis with reasonable diligence. ONCOGENE SCIENCE will cooperate fully and accept certain responsibilities as set forth below.

          4.1.1 ONCOGENE SCIENCE will be responsible for developing the Compound through Phase I clinical trials for Oral Mucositis, in consultation with CIBA-GEIGY based on a protocol approved by CIBA-GEIGY, and ONCOGENE SCIENCE will pay for all Phase I Oral Mucositis expenses from its funds, except those studies done directly by CIBA-GEIGY or under the direction or control of CIBA-GEIGY.

          4.1.2 ONCOGENE SCIENCE agrees that if so requested by CIBA-GEIGY it is willing to assume responsibility for Phase II trials for Oral Mucositis in accordance with CIBA-GEIGY's standard operating procedures for clinical trials and based on a protocol approved by CIBA-GEIGY in consultation with CIBA-GEIGY, with the expense of the Phase II trials to be paid by CIBA-GEIGY in accordance with a budget to be mutually agreed by the parties in advance.

          4.1.3 CIBA-GEIGY will be responsible for Phase III trials for Oral Mucositis and will pay the expense of the trials, in consultation with ONCOGENE SCIENCE. ONCOGENE SCIENCE is willing to assume responsibility for Phase III trials in any respect requested by CIBA-GEIGY, with expenses to be paid by CIBA-GEIGY.

          4.1.4 CIBA-GEIGY will be responsible for the development of the Compound for Licensed Indications, other than Oral Mucositis, in consultation with ONCOGENE SCIENCE, and will pay all expenses.

     4.2 CIBA-GEIGY shall have the right to discontinue development of the Products at any time.

     4.3 If CIBA-GEIGY should decide to discontinue the development of the Products it shall promptly notify ONCOGENE SCIENCE and thereupon:

          (a) all licenses granted hereunder to CIBA-GEIGY will automatically terminate.





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          (b)  CIBA-GEIGY will make available to ONCOGENE SCIENCE for use by
               ONCOGENE SCIENCE or its sub-licensees the results of all development work carried out up to the date of discontinuance (including rights under any patents or CG Know-How developed by CIBA-GEIGY so far as they relate exclusively to the Products) on terms to be negotiated in good faith.

          (c) the provisions with regard to supply of the Compound and the licensing of the process for the manufacture of the Compound set out in Clause 3 shall remain binding on CIBA-GEIGY for a period of three years from the date of such notification. CIBA-GEIGY may at its discretion opt to continue the supply of the Compound, in which event the parties will enter into an Agreement for the supply of the Compound on the same terms as to price and ordering as set out herein and on such other terms as shall be mutually agreed.

          (d) CIBA-GEIGY will return to ONCOGENE SCIENCE all documents received from ONCOGENE SCIENCE containing OSI Know-How.

     4.4 The parties will cooperate with one another, and ONCOGENE SCIENCE shall ensure that its licensees cooperate with CIBA-GEIGY, with a view to facilitating the regulatory approval and commercialization of products containing the Compound, and in particular will share Know-How relating to such products.

     4.5 During the term of this Agreement and to the extent necessary to give effect to the purposes of this Agreement each of the parties will disclose to the other any new Know-How coming to its attention, including, but not limited to, information which would modify or supplement to a material degree information disclosed to the other party pursuant to the preceding provisions of this Agreement, or which in the reasonable opinion of that party could have a material bearing on the other party's testing, registration or marketing of products produced from the Compound.

     4.6 For the purpose of limiting infringing or off-label use of a product produced from the Compound each of the parties agrees to use all commercially reasonable efforts to develop products formulated or presented in such a manner as to make them difficult to use in the other party's licensed indications.

5.   PAYMENT OF ROYALTIES AND FOR RIGHTS GRANTED

     5.1 In consideration of the license and rights hereby granted, CIBA-GEIGY agrees to pay ONCOGENE SCIENCE the royalties herein set forth and to purchase ONCOGENE SCIENCE common stock as set forth in clauses 5.7 and 5.8, or alternatively, at CIBA-GEIGY's option to pay the respective milestone fees in lieu of purchasing stock as set forth in clauses 5.7 and 5.8.

     5.2 CIBA-GEIGY agrees to pay ONCOGENE SCIENCE a royalty of 8% of Net Sales of the Products made by CIBA-GEIGY or its sub-licensees during the royalty period. The royalty period shall be calculated on a country-by-country basis and shall commence on the date of commercial launch of any of the Products in each country and shall end on the date of expiry of the Patents in the country.





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
     5.3 If ONCOGENE SCIENCE shall not have applied for any Patent in a particular country or if patent protection for the Products should be refused or revoked, the rate of royalty payable on Net Sales in that country shall be reduced by half. Royalties under this Clause 5.3 shall be payable for a period of ten years from the date of commercial launch in the country in question.

     5.4 No later than 60 days after the end of each Half Year CIBA-GEIGY shall deliver to ONCOGENE SCIENCE a statement showing its and its sub-licensees Net Sales of the Products invoiced during such Half Year, and shall pay to ONCOGENE SCIENCE the amount of royalty due on such Net Sales.

     5.5 CIBA-GEIGY shall keep accurate records in sufficient detail to enable the amount of the royalties due hereunder to be calculated and shall maintain such records for a period of two Years after the end of the period to which they relate. ONCOGENE SCIENCE shall be entitled to have such records examined during normal working hours by an independent firm of accountants to which CIBA-GEIGY has no reasonable objection so as to verify the correctness of any royalty payment PROVIDED HOWEVER that such firm of accountants shall only report to ONCOGENE SCIENCE the correct amount of Net Sales and the amount of royalty due to ONCOGENE SCIENCE and shall keep confidential all other information acquired in the course of such examination.

     5.6 (a) Royalties shall be paid in US dollars into such accounts as shall be nominated by ONCOGENE SCIENCE for that purpose. Net Sales in currencies other than US dollars shall be converted into US dollars at the rate of exchange prevailing on the last day of the Half Year to which they relate.

          (b) If CIBA-GEIGY is obliged to deduct withholding tax on royalties, the royalties shall be paid net of withholding tax. CIBA-GEIGY will deliver to ONCOGENE SCIENCE receipts or other evidence of payment issue any the relevant tax authorities to enable it to claim any available double-taxation relief.

     5.7 CIBA-GEIGY agrees to pay ONCOGENE SCIENCE $5 million in cash at the time this Agreement is signed, or to purchase ONCOGENE SCIENCE common stock to the value of $5,000,000.50 at a price of $5.50 per share in accordance with the terms of the Stock Subscription and Purchase Agreement ("the Stock Purchase Agreement") contained in Schedule 5. In recognition of this payment or investment, CIBA-GEIGY is hereby granted an option to include all other indications for the Compound in the Licensed Indications, upon making the milestone payment or stock purchase set forth in Clause 5.8, such option to be exercised, if at all, within 60 days of the decision by CIBA-GEIGY to initiate full development of the Product (i.e. Phase IIb or Phase III clinical trials for Oral Mucositis (which decision shall be communicated promptly to ONCOGENE SCIENCE in writing) or within four years from the date hereof whichever is the earlier. For the avoidance of doubt, it is agreed that unless CIBA-GEIGY advises ONCOGENE SCIENCE to the contrary, the option shall be deemed to have been automatically exercised by CIBA-GEIGY upon making the said milestone payment or the said stock purchase in accordance with Clause 5.8 without the need for further notification to ONCOGENE SCIENCE. The option shall automatically lapse if it is not exercised within the time limits hereinbefore prescribed.

     5.8 Within 60 days after the earlier of: (a) the date of the decision by CIBA-GEIGY to initiate full development (as defined in Clause 5.7) of the Product for Oral Mucositis, or (b) the exercise of the option set out in Clause 5.7, CIBA-GEIGY agrees either to make a milestone payment of $10 million in cash to ONCOGENE SCIENCE or to purchase ONCOGENE SCIENCE common stock to the value of $10 million at the higher of EITHER the average closing price for the 30-day period ending on the date of purchase or $5.50 per share. Upon making this milestone payment or completion of the stock purchase, all other indications for the Compound not already licensed to CIBA-GEIGY shall be deemed to be included in the Licensed Indications. The retention of the rights to such other indications shall be subject to the provisions of the Stock Purchase Agreement.

6.   DEFENSE OF PATENTS, INFRINGEMENTS, ETC.

     6.1 Each of the parties hereto agrees to notify the other party if it should become aware of any infringement or threatened infringement of the Patents.

     6.2 ONCOGENE SCIENCE shall have the prior right, but not the obligation, to bring legal proceedings against an infringer of the OSI Patents or to take such other action against such infringer as it thinks fit PROVIDED HOWEVER that it shall not settle or compromise any such action where the infringing act involved the sale of products for one of the Licensed Indications without obtaining the prior written agreement of CIBA-GEIGY, such agreement not to be unreasonably withheld or delayed. If so requested, CIBA-GEIGY will provide reasonable assistance in connection with any such proceedings or other action.

     6.3 With respect to Licensed Indications, if ONCOGENE SCIENCE should fail to institute proceedings against an infringer of the OSI Patents within 60 days of the receipt of information of such infringement or threatened infringement CIBA-GEIGY shall have the night to institute proceedings in its own name where practicable, or otherwise in the name of ONCOGENE SCIENCE, to prevent or put an end to the infringement, including, at its option, the filing of a claim for damages. In this event ONCOGENE SCIENCE shall do all such things as are reasonably necessary to enable CIBA-GEIGY to institute such proceedings and shall cooperate with CIBA-GEIGY in the conduct of such proceedings.

     6.4 Any damages and costs recovered from the infringer in proceedings brought or other action taken against the infringer pursuant to Clause 6.2 or 6.3 shall be applied firstly in defraying the legal costs and expenses of the proceedings. Any surplus remaining shall be used to compensate whichever of ONCOGENE SCIENCE or CIBA-GEIGY has incurred losses as the result of the infringement, and if both of them shall have incurred losses, the surplus shall be divided between them in proportion to their respective losses. If the net amount of damages and costs recovered exceeds the legal costs and expenses and their respective losses, the surplus remaining shall be paid to ONCOGENE SCIENCE.

     6.5 If CIBA-GEIGY shall be unable to exploit the license hereby granted without infringing the patent rights of a Third Party, ONCOGENE SCIENCE will use all reasonable endeavours to obtain an unblocking license. If they shall fail to do so, CIBA-GEIGY shall be entitled to negotiate the terms of a license for itself and its sub-licensees directly with the Third Party. If under such a license CIBA-GEIGY is obliged to pay a lump sum or royalty to the Third Party, it shall be entitled to deduct the amount of such lump sum or royalty from the royalties due to ONCOGENE SCIENCE hereunder, provided, however that the deduction in any one Year shall not cause the royalty to be paid by CIBA-GEIGY to ONCOGENE SCIENCE in that year to be reduced below 5 percent.

7.   CONFIDENTIALITY

     7.1 For the purposes of this Clause 7, "Confidential Information" shall mean all information, whether technical, commercial, or otherwise (including, but not limited to, Know-How, technical and non-technical materials and specifications) disclosed by any of the parties hereto, or its Affiliates, licensees or sub-licensees (the "Discloser") to the other party or any of its Affiliates, licensees or sub-licensees (the "Receiver") which the Discloser deems to be confidential and proprietary to the Discloser, other than information which the Receiver can show to the reasonable satisfaction of the Discloser:

               (i) was already in the possession or control of the Receiver prior to the time of disclosure;
               (ii) is at the time of disclosure or thereafter becomes available to the public otherwise than as the result of any fault or omission by the Receiver or any employee of the Receiver contrary to the terms of this Agreement;
               (iii) is disclosed to the Receiver by a third party who did not acquire it directly or indirectly from the Discloser in confidence;
               (iv)      is approved for release by the Discloser.

     7.2 Each of the parties hereto agrees that it will not use any Confidential Information disclosed to it by the other party except for the purposes of the development, registration, manufacture, use and sale of Products produced from the Compound pursuant to the terms of this Agreement and that, except as required by law it will not disclose the Confidential Information to any Third Party without the consent of the Discloser PROVIDED HOWEVER that such consent shall be deemed to have been given to disclosure of the Confidential Information to those of its Affiliates, or sub-licensees or to those of its officers or employees, or officers or employees of such Affiliates, licensees or sub-licensees who require to have the Confidential Information in connection with the development, registration, manufacture, use or sale of the Products produced from the Compound, but only if such Affiliates, licensees, sub-licensees, officers or employees are bound by obligations of confidentiality no less strict than those set out herein.

     7.3 Each of the parties agrees to notify the Discloser forthwith in the event that it should become aware of the disclosure or use of the Discloser's Confidential Information contrary to the terms hereof.

     7.4 All proprietary rights (including, but not limited to, patent rights and trade secrets) in and to the Confidential Information shall remain the property of the Discloser.

     7.5 The obligations set out in this Clause 7 shall remain binding on the parties hereto either for the term of this Agreement and for a period of five (5) years thereafter or for a term of ten (10) years from the date hereof, whichever is the longer.

8.   PUBLIC ANNOUNCEMENTS

     Except as required by law, neither the existence nor the terms of this Agreement nor the arrangements contemplated herein shall be disclosed by any party to any Third Party or made public without the prior written agreement of the other party, such agreement not to be unreasonably withheld or delayed.


9.   TERM AND TERMINATION

     9.1 This Agreement shall come into operation on the date hereof, and, subject to the provisions for earlier termination set out herein, shall remain in force until the expiry of the last to expire of the OSI Patents in the Territory.

     9.2  The 1993 Agreement is hereby terminated.

     9.3 Each of the parties shall be entitled to terminate this Agreement with immediate effect by notice in writing to the other in either of the following events:

               (i) If the other party owes an obligation hereunder, and should commit or permit a material breach of such obligation and shall fail or be unable to cure such breach within 60 days of receipt of notice specifying the breach;

               (ii) If the other party should go into liquidation otherwise than for the purpose of reconstruction or amalgamation; or if a petition should be presented for its dissolution or winding up and such petition should not be withdrawn or dismissed within 60 days of its presentation; or if a receiver or manager should be appointed of its assets; or if it should enter into any composition with its creditors.

     9.4 Termination or expiry of this Agreement shall not affect the rights of any party against the other party in respect of any antecedent breach of the terms hereof, nor the rights or obligations of any party pursuant to the provisions of Clause 5 with regard to royalty payments in respect of Net Sales of the Products up to the date of termination or expiry, Clause 7 in respect of confidentiality and Clause 10 in respect of indemnities.

     9.5 The expiration or termination of this Agreement, if brought about as referred to in Clause 9.2 by the expiry of the Patents or if CIBA-GEIGY should terminate this Agreement pursuant to Clause 9.2, shall not terminate the night of CIBA-GEIGY to continue to use OSI Know-How or to manufacture, have manufactured, use and sell the Products in the Territory.

     9.6 Notwithstanding expiry of this Agreement by effluxion of time or termination pursuant to Clause 4.3 hereof, if at the relevant time CIBA-GEIGY is supplying ONCOGENE SCIENCE with its requirements of the Compound, it will continue to do so on the same terms as to supply as are then in force. In such case and if so requested by CIBA-GEIGY, ONCOGENE SCIENCE will enter into a formal Supply Agreement incorporating such terms.

10.  INDEMNITIES

     10.1 Each of the parties hereto shall hold harmless and indemnify the other party hereto from and against any claim for damages for human bodily injury or death resulting from the ingestion or use of any products produced from the Compound and sold by the indemnifying party or its Affiliates or sub-licensees except to the extent that such injury or death is attributable to the negligence or intentional misconduct of the party seeking indemnity.

     10.2 The party seeking indemnity shall promptly notify the indemnifying party of any such claim, and shall allow the indemnifying party and/or its insurers the opportunity to assume the direction and control of the defense of such claim, including, without limitation, the settlement thereof at the sole discretion of the indemnifying party or its insurers, except to the extent that the indemnifying party alleges that there has been negligence or intentional misconduct on the part of the party seeking indemnity. The party seeking indemnity shall cooperate with the indemnifying party and/or its insurers in the defense and disposition of any such claim.

11.  ASSIGNMENT

     11.1 Each party hereto may assign the whole or any part of its rights and obligations under this Agreement to any of its Affiliates or to any successor to the whole of its pharmaceutical business. Save as mentioned in this Clause 11.1, none of the parties hereto may assign its rights and obligations hereunder to any Third Party without first obtaining the written consent of the other party hereto.

     11.2 If so requested by the other party, the party assigning its rights and obligations hereunder shall procure that the assignee will undertake directly with the other party to perform the obligations assigned to it. Pending the giving of such undertaking, the assigning party shall remain responsible for the performance of such obligations by the assignee.

     11.3 Written notice of any assignment permitted under Clause 11.1 hereof shall be given by the assigning party to the other within seven (7) days after the date of such assignment.

     11.4 CIBA-GEIGY shall be entitled to grant sub-licenses to any of its Affiliates and to Third Parties to manufacture or have manufactured, use and sell the Products in any country of the Territory. CIBA-GEIGY will ensure that the terms of any such sub-license impose on the sub-licensee obligations no less onerous than those accepted by it hereunder, including, but not limited to, obligations relating to the keeping of records, provision and verification of sales returns, payment of royalties, indemnities and confidentiality.

12.  MISCELLANEOUS

     12.1 APPLICABLE LAW, ETC. This Agreement shall be construed and applied in accordance with the laws of the State of New York. Venue shall be New York.

     12.2 NOTICES. Any notices required or authorized to be served hereunder shall be deemed to have been properly served if delivered by hand, or sent by registered or certified mail, or sent by facsimile transmission confirmed by registered or certified mail, to the party to be served at the address specified by such party for that purpose, or, if no such address is specified, at the address given at the head of this Agreement.

     12.3 ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding between the parties relating to the subject matter hereof, and supersedes all documents or verbal consents or understandings (if any) given or made between the parties prior to the date hereof. None of the terms hereof may be amended or modified except by an instrument in writing signed by authorized representatives of the parties hereto.

     12.4 WAIVERS. Any delay or omission on the part of any party in the exercise of its strict rights hereunder will not impair those rights nor will it constitute a renunciation or waiver of those rights. Any waiver by any party of any term or condition of this Agreement in any one instance shall not be deemed or construed to be a waiver of such term or condition for any other instance in the future (whether similar or dissimilar) or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative, and none of them shall be a limitation of any other right, remedy, undertaking, obligation, or agreement of any of the parties.

     12.5 FORCE MAJEURE. None of the parties hereto shall be liable to the other party for any failure to perform any obligation on its part hereunder to the extent that such failure is due to circumstances beyond its reasonable control, including in particular war, act of God, strike, lock-out, Government intervention, riot or civil commotion, plant breakdown and scarcity or nonavailability of raw materials. It shall however notify the other party as soon as practicable of the occurrence of any such circumstance, and the parties shall meet to consider what steps, if any, can be taken to overcome any difficulties thereby occasioned.

     12.6 HEADINGS. Headings in this Agreement are included for ease of reference only and have no legal effect.

AS WITNESS the signatures of the representatives of the parties hereto the day and year first above written.


ONCOGENE SCIENCE, INC.


By:
   ------------------------------

Name:
     ----------------------------

Title:
      ---------------------------


CIBA-GEIGY Limited

By:

Names:         M. Sundman                         R.E. Walker
Titles:        Head of Business Development       Division Counsel

                                   SCHEDULE 1

                              List of OSI Patents


COUNTRY       APPLICATION/PATENT NO.  FILING DATE      EXPIRY DATE
Australia            600230           21.04.1986       21.04.2002
Australia            620795           19.10.1987       19.10.2003
Australia           57293/90          17.05.1990       17.05.2006
Australia           81828/91          25.06.1991       25.06.2007
Australia           83958/91          25.06.1991       25.06.2007
Austria            200090 (E)         15.04.1986       15.04.2006
Austria            384494 (E)         20.10.1987       20.10.2007
Austria            508883 (E)         17.04.1990       17.04.2010
Austria            536275 (E)         25.06.1991       25.06.2011
Austria            538395 (E)         25.06.1991       25.06.2011
Belgium            200090 (E)         15.04.1986       15.04.2006
Belgium            384494 (E)         20.10.1987       20.10.2007
Belgium            508983 (E)         17.04.1990       17.04.2010
Belgium            536275 (E)         25.06.1991       25.06.2011
Belgium            538395 (E)         25.06.1991       25.06.2011
Canada               1274471          18.04.1986       18.04.2006
Canada              549582-2          20.10.1987       20.10.2007
Canada              2056981-6         17.05.1990       17.05.2010
Canada               2084992          25.06.1991       25.06.2011
Canada               2084510          25.06.1991       25.06.2011
Denmark            536275 (E)         25.06.1991       25.06.2011
Denmark            538395 (E)         25.06.1991       25.06.2011
EPO                200090 (E)         15.04.1986       15.04.2006
EPO                384494 (E)         20.10.1987       20.10.2007
EPO                508983 (E)         17.04.1990       17.04.2010
EPO                536275 (E)         25.06.1991       25.06.2011
EPO                538395 (E)         25.06.1991       25.06.2011
France             200090 (E)         15.04.1986       15.04.2006
France             384494 (E)         20.10.1987       20.10.2007
France             508983 (E)         17.04.1990       17.04.2010
France             536275 (E)         25.06.1991       25.06.2011
France             538395 (E)         25.06.1991       25.06.2011
Germany             36 87 241         15.04.1986       15.04.2006
Germany            384494 (E)         20.10.1987       20.10.2007
Germany            508983 (E)         17.04.1990       17.04.2010
Germany            536275 (E)         25.06.1991       25.06.2011
Germany            538395 (E)         25.06.1991       25.06.2011
Great Britain      200090 (E)         15.04.1986       15.04.2006
Great Britain      384494 (E)         20.10.1987       20.10.2007
Great Britain      508983 (E)         17.04.1990       17.04.2010
Great Britain      536275 (E)         25.06.1991       25.06.2011

                              List of OSI Patents


Great Britain      538395 (E)         25.06.1991       25.06.2011
Greece             384494 (E)         20.10.1987       20.10.2007
Greece             536275 (E)         25.06.1991       25.06.2011
Greece             538395 (E)         25.06.1991       25.06.2011
Ireland              971/86           14.04.1986       14.04.2006
Ireland              2809/87          19.10.1987       19.10.2007
Israel (Div.)        103617           20.04.1986       20.04.2006
Israel                78546           20.04.1986       20.04.2006
Israel                84211           19.10.1987       19.10.2007
Italy              20732BE/93         15.04.1986       15.04.2006
Italy              384494 (E)         20.10.1987       20.10.2007
Italy              509983 (E)         17.04.1990       17.04.2010
Italy              536275 (E)         25.06.1991       25.06.2011
Italy              538395 (E)         25.06.1991       25.06.2011
Japan               089844/86         18.04.1986
Japan               265201/87         20.10.1987
Japan               514242/91         25.06.1991
Japan               513051/91         25.06.1991
Japan               508246/90         17.05.1990
Liechtenstein      200090 (E)         15.04.1986       15.04.2006
Liechtenstei      n384494 (E)         20.10.1987       20.10.2007
Liechtenstein      509983 (E)         17.04.1990       17.04.2010
Liechtenstein      536275 (E)         25.06.1991       25.06.2011
Liechtenstein      538395 (E)         25.06.1991       25.06.2011
Luxembourg         200090 (E)         15.04.1986       15.04.2006
Luxembourg         384494 (E)         20.10.1987       20.10.2007
Luxembourg         508983 (E)         17.04.1990       17.04.2010
Luxembourg         538395 (E)         25.06.1991       25.06.2011
Luxembourg         536275 (E)         25.06.1991       25.06.2011
Netherlands        200090 (E)         15.04.1986       15.04.2006
Netherlands        384494 (E)         20.10.1987       20.10.2007
Netherlands        508983 (E)         17.04.1990       17.04.2010
Netherlands        536275 (E)         25.06.1991       25.06.2011
Netherlands        538395 (E)         25.06.1991       25.06.2011
New Zealand           215887          18.04.1986       18.04.2002
New Zealand           222168          14.10.1987       14.10.2003
Spain                 554177          18.04.1986       18.04.2006
Spain                 8702981         19.10.1987       19.10.2007
Spain              508983 (E)         17.04.1990       17.04.2010
Spain              536275 (E)         25.06.1991       25.06.2011
Spain              538395 (E)         25.06.1991       25.06.2011
Sweden             384494 (E)         20.10.1987       20.10.2007
Sweden             508983 (E)         17.04.1990       17.04.2010
Sweden             536275 (E)         25.06.1991       25.06.2011

                              List of OSI Patents


Sweden             538395 (E)         25.06.1991       25.06.2011
Switzerland        200090 (E)         15.04.1986       15.04.2006
Switzerland        384494 (E)         20.10.1987       20.10.2007
Switzerland        508983 (E)         17.04.1990       17.04.2010
Switzerland        536275 (E)         25.06.1991       25.06.2011
Switzerland        538395 (E)         25.06.1991       25.06.2011
USA                 08/344519        19.04.1986*
USA                 08/317283        19.04.1985*
USA                 07/960925        20.04.1988*
USA                  5262319          25.06.1990       16.11.2010
USA                 08/071223        25.06.1990*
USA                 07/992479        21.09.1992*
USA                 08/210232        21.09.1992*
USA                 08/115519        21.09.1992*
USA                 08/118197        19.04.1985*
USA                 08/294061        19.04.1985*

* Effective filing date

                                   SCHEDULE 2
                               LIST OF CG PATENTS

COUNTRY      APPLICATION/PATENT NO.   FILING DATE      EXPIRY DATE
Australia           67018/90          27.11.1990       27.11.2006
Austria            433225 (E)         27.11.1990       27.11.2010
Belgium            433225 (E)         27.11.1990       27.11.2010
Canada               2031430          04.12.1990       04.12.2010
Denmark            433225 (E)         27.11.1990       27.11.2010
Finland              905956           03.12.1990       03.12.2010
France             433225 (E)         27.11.1990       27.11.2010
Germany            433225 (E)         27.11.1990       27.11.2010
Great Britain      433225 (E)         27.11.1990       27.11.2010
Greece             433225 (E)         27.11.1990       27.11.2010
Hungary             8084/1990         05.12.1990       05.12.2010
Ireland              4386/90          05.12.1990       05.12.2010
Israel                96549           05.12.1990       05.12.2010
Italy              433225 (E)         27.11.1990       27.11.2010
Japan               330871/90         30.11.1990
Korea               19881/90          05.12.1990
Luxembourg         433225 (E)         27.11.1990       27.11.2010
Mexico                23579           04.12.1990       04.12.2010
Netherlands        433225 (E)         27.11.1990       27.11.2010
New Zealand          236333           04.12.1990       04.12.1990
Norway               P905264          05.12.1990       05.12.2010
Pakistan             132484           10.11.1990       06.12.2005
Philippines           41681           05.12.1990
Philippines           47025           05.12.1991
Philippines           48001           05.12.1990
Portugal              96068           04.12.1990
South Africa         9762/90          05.12.1990       05.12.2010
Spain              433225 (E)         27.11.1990       27.11.2010
Sweden             433225 (E)         27.11.1990       27.11.2010
Switzerland        433225 (E)         27.11.1990       27.11.2010
Taiwan               56999NI          13.11.1990       11.06.2007
USA                 621502/07         03.12.1990
USA             960309/07 (Cont.)     13.10.1992
USA                 201703/08         25.02.1994

                                   SCHEDULE 3
                          LIST OF THIRD PARTY PATENTS

                                    LICENSOR

     (1)  The Board of Trustees of the Leland Stanford Junior University

          PATENT NO.                              DATE OF ISSUE/FILING
          US Patent No. 4,237,224                 2nd December, 1980
          US Patent No. 4,468,464                 28th August, 1984
          US Patent Application No. 602,294       20th April, 1984

     (2)  Brookhaven National Laboratory

          PATENT NO.                              DATE OF ISSUE/FILING
          US Patent No. 4,952,496                 28th August, 1990

                                   SCHEDULE 4

            Example of calculation for the purposes of Clause 3.5(c)

                   (N.B.: All figures used are hypothetical)


CIBA-GEIGY supplies three batches of Compound to ONCOGENE SCIENCE in 1996. The Manufacturing Cost ("MC") of the first batch of 10 grams is SFr. 125/mg (total cost SFr. 1,250,000); the MC of the second batch of 12 grams is SFr. 75/mg (total cost SFr. 900,000); the MC of the third batch of 16 grams is also SFr. 75/mg (cost SFr. 1,200,000). The average MC per gram of Compound is SFr. 3,350,000 divided by 38 = SFr. 88,157.9. ONCOGENE SCIENCE's Net Sales of Product during 1996 total SFr. 60,000,000. The total amount of Compound contained in the Product sold in 1996 is 24 grams and therefore the average Net Sales Value per active gram of Product is SFr. 2,500,000. The MC is only 3.526316% of the Net Sales Value of Product, i.e. less than 4% by 0.473684. Therefore ONCOGENE SCIENCE pays to CIBA-GEIGY one half of 0.473684% of SFr. 60,000,000 = SFr. 142,105.2.

                                   SCHEDULE 5

                  STOCK SUBSCRIPTION AND PURCHASE AGREEMENT



                                                                19th April, 1995





The Board of Directors of
Oncogene Science, Inc.


Dear Sirs:

          The undersigned, Ciba-Geigy Limited ("the Purchaser") hereby subscribes for and purchases 909,091 shares ("the Shares") of Common Stock, $.01 par value per share, of Oncogene Science, Inc., a Delaware corporation ("the Company"), for a total consideration of U.S. $5,000,000.50 in cash, such consideration to be paid and the Shares to be issued to the Purchaser within 10 business days of the date hereof.

          Certain of the capitalised terms used herein are defined in the Collaborative Agreement between the Purchaser and the Company dated as of the 19th April, 1995.

          The Purchaser hereby agrees, represents, and warrants to the Company that.

          (1) The Purchaser is acquiring the Shares for its own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof,

          (2) By virtue of its position, the Purchaser has access to the same kind of information which would be available in a registration statement filed under the Securities Act of 1933;

          (3)  The Purchaser is a sophisticated investor;

          (4) The Purchaser shall have the registration rights set forth in the Registration Rights Agreement between the Purchaser and the Company dated as of the 19th April, 1995. The Purchaser agrees that if any of the Shares are sold prior to the 19th April, 1999 without the written consent of the Company, the option set forth in Section 5.8 of the Collaborative Agreement to include all other indications for the Compound in the Licensed Indications shall lapse. If at the time of the sale of the Shares such option has already been exercised, then such other indications shall thereupon be removed from the Licensed Indications.

          (5) The Purchaser understands that it may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Securities Act of 1933 or an exemption from the registration provisions of the Securities Act of 1933; and

          (6) The certificates representing the Shares may contain a legend to the effect of (5) above, and the Company may place stop-transfer orders with the transfer agent of the Company's securities with respect to the Shares in the event of any sale or disposal, or purported sale or disposal, of the Shares contrary to (5) above .

          This Stock Subscription and Purchase Agreement shall be binding upon the successors and assigns of the undersigned, and may not be amended or modified except by any agreement in writing signed by the parties hereto. This Stock Subscription and Purchase Agreement shall be governed by the laws of the State of New York, without regard to principles of conflicts of laws.

                               Yours faithfully,
                               CIBA-GEIGY Limited





Accepted:

ONCOGENE SCIENCE, INC.


By:
   ----------------------------
     Name:
     Title: